Exhibit 99.3

Translation (For Reference Purpose)

The Minutes of a Meeting of the Board of Directors

of

Advanced Semiconductor Engineering, Inc.

1. Date: 2:30 pm, November 27, 2006

2. Location: Conference Room of the Company

3. Directors Attended:

Jason Chang, Richard Chang (Alan Cheng attended by proxy), Tian-Yu Wu (Jason Chang attended by proxy), Joseph Tung (Jeffrey Chen attended by proxy), Ray-Ron Luo (attended by way of video conference), Alan Cheng, Jeffrey Chen

4. Other Attendees:	Mei-Cheng Fong (Supervisor), Hung Ho (Supervisor), Yuan-Yi Tseng (Supervisor), Geng-Bang Chang (Auditor in Chief, attended by way of video conference)
5. Chairman: Jason Chang

Recorder: Freddie Liu

6. Report subject:	This meeting is proceeded by way of video conference and the directors attending by video conference will sign the attending record separately

7. Discussion subject:

Proposal:	In respect of the potential offer by a consortium of investors led by The Carlyle Group regarding a potential offer by the consortium to acquire the total outstanding shares of the Company at a price of NT$39 per share, the Company to approve the following as described below.

Explanation:

(1) A consortium of investors led by The Carlyle Group provided the Company with a written indication of interest on November 24, 2006 regarding a potential offer by the consortium to acquire the total outstanding shares of the Company at a price of NT$39 per share. On the same date, the Company called a press conference for the disclosure of such material information under the applicable laws and regulations, and further made public disclosure by uploading the information onto the Market Observation Post System to ensure the shareholders of the Company were able to promptly access the information.

(2) To protect the interest of the Company and the shareholders, it is proposed that the

Translation (For Reference Purpose)

board of directors authorize director Alan Cheng to form a special committee for the purpose of evaluating the relevant conditions of any formal offer that may be made by the Carlyle Group-led consortium, and to engage relevant consultants and other independent third parties to assist the special committee in its evaluation of the offer, if and when the offer is formally made.

(3)	It is proposed for the board of directors to approve this proposal.

Resolution: The proposal is resolved by the approval of all directors presented.

8. The meeting is adjourned.

Chairman: Jason Chang

Record: Freddie Liu

This communication is neither an offer to purchase nor a solicitation of an offer to sell securities by any person. The potential offer for the outstanding shares of ASE described in this communication has not commenced. Any offers to purchase or solicitations of offers to sell, if ultimately made, will be required to be made in accordance with Taiwan law, including without limitation a tender offer filed with the Financial Supervisory Commission (“FSC”) of Taiwan. In addition, such offers or solicitations will be required to be made pursuant to offer documents filed with the U.S. Securities and Exchange Commission (the “SEC”) in accordance with U.S. securities laws.

The offer documents required under Taiwan and U.S. laws, including ASE's recommendation statement, will contain important information, and shareholders and potential investors are urged to read them carefully when they become available before making any decision with respect to any offer. Those materials will be made available to all shareholders of ASE at no expense to them on the FSC’s website (http://www.fscey.gov.tw), Taiwan’s Market Observation Post System (http://newmops.tse.com.tw) and the SEC’s website (http://www.sec.gov).

Safe Harbor Notice
This communication contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although these forward-looking statements, which may include statements regarding our future results of operations, financial condition or business prospects, are based on our own information and information from other sources we believe to be reliable, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan” and similar expressions, as they relate to us, are intended to identify these forward-looking statements in this press release. Our actual results of operations, financial condition or business prospects may differ materially from those expressed or implied in these forward-looking statements for a variety of reasons, including risks associated with cyclicality and market conditions in the semiconductor industry; demand for the outsourced semiconductor packaging and testing services we offer and for such outsourced services generally; the highly competitive semiconductor industry; our ability to introduce new packaging, interconnect materials and testing technologies in order to remain competitive; our ability to successfully integrate pending and future mergers and acquisitions; international business activities; our business strategy; general economic and political conditions; possible disruptions in commercial activities caused by natural or human-induced disasters; our future expansion plans and capital expenditures; the strained relationship between the Republic of China and the People’s Republic of China; fluctuations in foreign currency exchange rates; and other factors. For a discussion of these risks and other factors, please see the documents we file from time to time with the Securities and Exchange Commission, including our 2005 Annual Report on Form 20-F filed on June 19, 2006.